Exhibit 10.1
SECOND AMENDED AND RESTATED
EMPLOYMENT AND PROTECTIVE COVENANTS AGREEMENT
This SECOND AMENDED AND RESTATED EMPLOYMENT AND PROTECTIVE COVENANTS AGREEMENT (this “Agreement”), dated as May 9, 2023 (the “Effective Date”) is between Grosvenor Capital Management, L.P., an Illinois limited partnership (“Employer”), and Frederick E. Pollock (“Employee”);
WHEREAS, Employer and Employee are parties to that certain Amended and Restated Employment and Restrictive Covenant Agreement, effective as of October 1, 2017, which was amended, effective as of October 1, 2020, and later amended, effective March 11, 2021 (as so amended, the “Existing Employment Agreement”), pursuant to which Employee currently is employed by Employer; and
WHEREAS, Employee and Employer now desire to amend and restate the Existing Employment Agreement on and after the Effective Date so that this Agreement shall thereafter govern the terms and conditions of Employee’s continued employment by Employer; and
NOW, THEREFORE, it is hereby agreed as follows:
§1    EMPLOYMENT. Effective as of the Effective Date, Employer hereby continues to employ Employee, and Employee hereby accepts continuation of such employment, upon the terms and subject to the conditions hereinafter set forth in this Agreement. The parties agree that this Agreement supersedes and replaces the Existing Employment Agreement in all respects.
§2.    FREEDOM TO CONTRACT; REPRESENTATIONS. Employee represents and warrants to Employer that as of the Effective Date, (i) Employee is free to enter into this Agreement, (ii) Employee is not party to or bound by any noncompetition or nonsolicitation agreement with any Person (as defined in §12 below) other than the noncompetition and nonsolicitation agreements set forth in this Agreement, (iii) Employee’s execution, delivery, and performance of this Agreement are not in violation or breach of, and do not conflict with or constitute a default under, any agreement or commitment to which Employee is a party, and (iv) Employee is not a party to or bound by any confidentiality or nondisclosure agreement or obligation except as previously disclosed to Employer in writing, and Employee agrees with Employer not to use or disclose any information in violation of any such agreement or obligation, if any.
§3.    POSITION; DUTIES; COMMITMENT. Employee shall be employed as a Managing Director and sole Chief Investment Officer of Employer. In that capacity, Employee shall have the responsibilities and duties assigned by Employer and shall act only within the scope of the authority granted. Employee agrees to devote Employee’s full time and best efforts to the performance of his duties to Employer while employed by Employer. Employee will comply with all lawful policies and procedures established by Employer from time to time. Employee shall not engage in any activities that conflict with, or create an appearance of conflict with regard to, the interests of Employer or any of the members of the GCM Group (as defined in §8 below).
§4.    TERM OF EMPLOYMENT; POST-EMPLOYMENT COOPERATION. The employment of Employee under this Agreement shall commence on the Effective Date and shall continue thereafter until terminated pursuant to §6 hereof. For the period commencing upon the date that Employee first ceases to be employed by Employer or an Affiliate (as defined in §8 below) of Employer (the “Employment Termination Date”) for any reason (other than a termination resulting from an event described in §6(a) or §6(b)) and ending on the end of the 24th full calendar month following said Employment Termination Date (such period, the “Post-Employment Period”), Employee shall be available to cooperate with Employer from time to time, at reasonable times and on reasonable notice, concerning such matters with respect to the business of Employer or Employee’s previous activities and responsibilities with Employer, and for such amount of time, as Employer may reasonably request, and to provide such other cooperation as described in subsection 9(n).

§5.    COMPENSATION, BENEFITS AND EXPENSE REIMBURSEMENT.
(a)Total Cash Compensation. For each period ending on the last day of Employer’s standard bonus period, currently ending on the last day of each February in respect of the prior calendar year, (a “Bonus Period”) through the last day of Employer’s standard bonus period ending in respect of calendar year 2025, during which Employee is employed by Employer under this Agreement, Employee shall be entitled to receive total cash compensation, comprised of Base Salary, Annual Cash Bonus (as defined below) and Distributions (as defined below) (“Total Cash Compensation”) equal to the following:

Bonus Period in Respect of Calendar Year	Total Cash Compensation
2023	$4,500,000
2024	$5,000,000
2025	$6,000,000

The apportionment of Total Cash Compensation among Base Salary, Annual Cash Bonus, and Distributions shall be determined by Employer (in consultation with Holdings (as defined below)). In the event of a Bonus Period that extends either for more than or fewer than 12 months, the Total Cash Compensation for the relevant Bonus Period shall be adjusted accordingly on a pro rata basis.
(b)Base Salary; Benefits; Expense Reimbursements. After the Effective Date and while Employee is employed hereunder, in consideration for the services of Employee hereunder, Employer shall compensate Employee and provide benefits to Employee as determined by Employer; provided, however, that (A) the rate of base salary hereunder shall be not less than Five Hundred Thousand U.S. Dollars ($500,000) per year (the “Base Salary”), (B) Employer shall provide to Employee at least basic medical insurance or other medical coverage, and (C) Employee may participate in any other group insurance plan maintained by Employer from time to time in accordance with the terms of such plan. Employee shall be eligible, on at least as favorable a basis as any other member of senior management of Employer, to participate in and receive benefits under all of Employer’s employee benefit plans, programs or arrangements, in accordance with the terms of such plans, programs or arrangements, as in effect from time to time, including, for the avoidance of doubt, any carried interest, deferred compensation programs and long-term incentive award plan, including any plan providing for equity-based awards, established at any time by Employer or its Affiliate. Employee’s base salary as in effect from time to time shall be paid in substantially equal installments in accordance with Employer’s normal payroll practices, but no less frequently than monthly. In addition, subject to the following sentence, Employer shall reimburse Employee for all reasonable expenses of the types authorized by Employer and incurred by Employee in the performance of Employee’s duties hereunder. Employee shall comply with such budget limitations and other policies and procedures of Employer relating to reimbursable expenses, including without limitation those relating to approval and reporting, as are applicable to Employee, which policies and procedures are subject to change in the sole discretion of Employer from time to time, and need not be the same as those applicable to other employees.
(c)Annual Cash Bonus. For each Bonus Period, commencing on the period ending on the last day of the Bonus Period in respect of 2023, during which Employee is employed by Employer under this Agreement, Employee shall be eligible for a cash bonus in an amount to be determined in the sole discretion of Employer (the “Annual Cash Bonus”); provided, however, that the Annual Cash Bonus for each Bonus Period in respect of calendar years 2023, 2024, and 2025 is expected to be at least $1,000,000 for each such Bonus Period. The Annual Cash Bonus for a Bonus Period, if any, shall be determined and paid to Employee not later than the 45th day after the end of the Bonus Period. Notwithstanding anything to the contrary in this §5(c), the Annual Cash Bonus for a Bonus Period shall not be payable to Employee if (A) Employee does not remain employed under this Agreement on the last day of the Bonus Period or (B) a notice of termination of employment has been given by Employee or Employer on or before the last day of such Bonus Period.

(d)Distributions. Employee is a member of Grosvenor Holdings, L.L.C. (“Holdings”), and, as a member of Holdings, Employee may receive distributions of cash from Holdings from time-to-time (“Distributions”). For purposes of calculating Total Compensation for a Bonus Period, only the aggregate amount of Distributions received by Employee in cash during the calendar year ending on the December 31 on or immediately prior to the end of the relevant Bonus Period shall be included in the Total Compensation for such Bonus Period.
(e)Carried Interest. Employee shall be entitled to the following allocations of carried interest or other performance-based compensation in respect of each Bonus Period during which Employee is employed by Employer under this Agreement:
(i)10% of the total carried interest or other performance-based compensation associated with Employer’s Strategic Investment Group; and
(ii)5% of the total carried interest or other performance-based compensation associated with Employer’s private markets (a/k/a PEREI) investment strategies (including, for the avoidance of doubt, both general and “localized” tranches, and credit strategies consistent with past practices); and
(iii)not less than 5% of any carried interest or other performance-based compensation associated with multi-investor, specialized investment products that pursue absolute return investment strategies, but only in the event such carried interest or other performance-based compensation is otherwise awarded to senior management of Employer.
Carried interest awards shall be subject to all the terms and conditions set forth in the governing documents of the relevant carry plan vehicle(s) and related award agreements that will set forth, among other things, the vesting terms applicable to such carried interest allocation awards. If either of Employer’s Chief Executive Officer or its President enters into an agreement with any Grosvenor Party that would have the effect following a change of control of the Employer of accelerating the vesting of any carried interest award granted by a Grosvenor Party to such person, then Employee will be entitled to enter into a similar agreement with the relevant Grosvenor Party(ies). Notwithstanding anything to the contrary in this §5(e), carried interest for a Bonus Period shall not be allocable to Employee if (A) Employee does not remain employed under this Agreement on the last day of the Bonus Period or (B) a notice of termination of employment has been given by Employee or Employer on or before the last day of such Bonus Period.
(f)RSU Award. For the Bonus Periods in respect of calendar years 2023, 2024, and 2025, Employee shall be granted in respect of each such Bonus Period 150,000 restricted stock units (“RSUs”) issued under the GCM Grosvenor Inc. (“GCMG”) long-term incentive plan that settle in shares of Class A common stock of GCMG, or in cash at the option of GCMG. It is expected that RSUs for each Bonus Period shall be granted not later than the 45th day after the end of the relevant Bonus Period. One-third of each RSU grant shall vest on each of the first, second, and third anniversaries of each grant date, and shall be delivered as soon as reasonably practicable after each such vesting date. The RSUs will be subject to separate definitive documents, which shall include standard terms and conditions of the applicable plan documents and award agreement, and will be subject to approval by GCMG’s Board of Directors.
(g)Non-Commercial Air Travel. Employer agrees, for non-commercial air travel for personal purposes, to either pay directly or reimburse Employee for all costs of non-commercial air travel incurred by Employee or parties identified by Employee, whether provided by parties related to Employee or by persons unrelated to Employee, up to an aggregate maximum of $250,000 in any one calendar year, multiplied by the Escalation Percentage for such calendar year. The Escalation Percentage for calendar year 2023 shall be one hundred percent (100%) and the Escalation Percentage for each subsequent calendar year shall be the Escalation Percentage in effect for calendar year 2023 (that is, 100%) multiplied by a fraction, the numerator of which is the Consumer Price Index – All Urban Consumers published by the United States Department of Labor/Bureau of Labor Statistics in effect on the first day of such subsequent calendar year, and the denominator of which is such Consumer Price Index as in effect on the first day of calendar year 2023. Employer agrees, for non-commercial air travel for business purposes of Employer, to pay for all costs of non-commercial air travel incurred by Employee, whether provided by parties related to Employee or by persons unrelated to Employee.
(h)Separation Payments. Subject to the further provisions of this §5(h), commencing on Employee’s Separation from Service (within the meaning of Treas. Reg. §1.409A-1(h)(1)) for any reason other than an event described in §6(a) or §6(b)), and continuing during the Post-Employment Period, Employer shall pay to Employee separation payments at the annual rate of Two Hundred and Fifty Thousand U.S. Dollars ($250,000) (“Separation Payments”), payable in equal semi-monthly installments. Employee shall not be an employee during the Post-Employment Period, shall not be entitled to the benefits described in §5(b) or any other employee benefits during such period except as required by applicable law, and shall not be reimbursed for any expenses unless and to the extent Employer otherwise agrees in a particular case in writing before such expenditure is incurred. For the avoidance of doubt, the parties acknowledge that payment of monthly installments of Separation Payments shall commence with the month following the month in which Employee has a Separation from Service within the meaning of Treas. Reg. §1.409A-1(h)(1). Employee’s entitlement to and right to receive any Separation Payments is conditioned upon Employee’s execution and delivery to the Employer of (and non-revocation of) a separation agreement that includes a general release, in the form that is then in use by Employer for such purposes. Notwithstanding anything to the contrary in this Agreement, in the event that Employee commits a material violation of any of the covenants contained in §8 or §9 of this Agreement, or fails to timely sign the separation agreement referred to above, Employer may cease paying any unpaid installments of Separation Payments; provided, however, that such nonpayment of Separation Payments shall not relieve Employee of Employee’s obligations under §8 or §9 of this Agreement.
§6.    TERMINATION. Employee’s employment hereunder shall terminate:
(a)Death or Disability. Upon the death of Employee during Employee’s employment hereunder or, at the option of Employer, in the event Employee is Disabled (as defined below), upon written notice from Employer specifying the date on which Employee became Disabled. Employee shall be deemed “Disabled” if a medical doctor selected by Employer certifies that Employee has for one hundred eighty (180) days, consecutive or non-consecutive, in any twelve (12) month period, been disabled in a manner which seriously interferes with Employee’s ability to perform Employee’s duties under this Agreement. Any failure or refusal by Employee to submit to a medical examination for the purpose of certifying whether Employee is Disabled under this §6(a) shall, at the option of Employer, be deemed to constitute conclusive evidence that Employee is Disabled.
(b)For Cause. For Cause immediately upon written notice by Employer to Employee. For purposes of this Agreement, a termination shall be for “Cause” if any one or more of the following has occurred:
(i)    Employee has committed (whether or not at the workplace) (A) an act of fraud, embezzlement, or misappropriation of funds or property, (B) a breach of fiduciary duty, or (C) an illegal, unethical, or dishonest act or omission, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback; or
(ii)    Employee has been indicted for or convicted by a court of competent jurisdiction of, or has pleaded guilty or nolo contendere to, (A) any felony, (B) any crime involving moral turpitude, or (C) any other crime that reasonably could impair Employee's ability to perform Employee’s duties hereunder in a satisfactory manner; or
(iii)    Employee has committed a willful breach of any of the covenants, terms or provisions of this Agreement, including without limitation §8 or §9, or engaged in any other willful act or omission (whether or not at the workplace) that (A) injures or has the potential to injure any Grosvenor Party, or (B) impairs or has the potential to impair Employee’s ability to perform Employee’s duties hereunder in a satisfactory manner, which, if curable, remains uncured following ten (10) days written notice to Employee describing such breach; or

(iv)    Employee has willfully failed or refused to follow the lawful and good faith directions of Employer, which, if curable, remains uncured following ten (10) days' written notice to Employee describing such failure or refusal; or
(v)    Employee has been grossly negligent or has engaged in willful misconduct in the performance of Employee’s duties hereunder; or
(vi)    Employee has reported to work under the influence of alcohol, used or possessed illegal drugs (whether or not at the workplace), or engaged in other conduct (whether or not in conjunction with Employee’s duties hereunder) that is detrimental to any Grosvenor Party or causes any of them public disgrace, disrepute or material harm; or
(vii)    Employee has violated any of the terms of Employer’s established policies or any applicable law, statute, regulation, or rule of any government authority having jurisdiction over Employee’s business or affairs, which, if curable, remains uncured following ten (10) days’ written notice to Employee describing such violation; or
(viii)     Employee has failed to fulfill Employee’s obligations pursuant to §6(c) of this Agreement; or
(ix)     Employee has resigned other than pursuant to the written notice required pursuant to §6(c) of this Agreement.
For purposes of this definition, no act or failure to act on the part of Employee shall be considered “willful” unless done, or omitted to be done, by Employee in bad faith or without a reasonable belief that Employee’s action or omission is in the best interests of Employer or its Affiliates.
(c)Without Cause. Upon ninety (90) days’ written notice by either Employer or Employee to the other party hereto, other than pursuant to §6(a) or §6(b), or upon six (6) months’ written notice by Employee to Employer (a “Six-Month Notice Resignation”), other than pursuant to §6(a) or §6(b).
During the applicable notice period described above in this §6(c) (the “Notice Period”), Employer may, in its sole discretion:
(i)require Employee to perform only such duties as it may allocate to Employee;
(ii)require Employee not to perform any of Employee’s duties;
(iii)require Employee not to have any contact with Past Clients, Present Clients, Potential Clients, Marketing Agents, Investment Product Managers or Managers of Investment Product Managers (as those terms are defined in §9 below);
(iv)require Employee not to have any contact with such employees of Employer and/or any of the members of the GCM Group (as defined in §8 below) as Employer shall determine; and
(v)exclude Employee from Employer’s premises.
During the Notice Period, Employee must fulfill all of Employee’s duties and responsibilities set forth above as directed by Employer. Employee’s failure to comply with this requirement may result in termination for Cause as set forth in §6(b) above.
§7.    RIGHTS, REMEDIES AND OBLIGATIONS ON TERMINATION.
(a)Death or Disability. If Employee’s employment is terminated under §6(a) hereof because of death or because Employee becomes Disabled, Employee (or Employee’s estate, as applicable) shall be paid (i) base salary, at the rate of salary that was payable to Employee under §5(a) at the time said employment was terminated (prorated through the Employment Termination Date); (ii) benefits (as specified in §5(b)) through the Employment Termination Date (unless a different date is specified by the terms of the applicable benefit plans); and (iii) reimbursement of expenses (as specified in §5(b) through the Employment Termination Date. All such payments shall be made in accordance with Employer’s normal payroll practices.
(b)For Cause. If Employee’s employment is terminated under §6(b) hereof for Cause, Employee shall be paid (i) base salary (at the rate of salary that was payable to Employee under §5(a) at the time said employment was terminated) prorated through the Employment Termination Date; (ii) benefits (as specified in §5(b)) through the Employment Termination Date (unless a different date is specified by the terms of the applicable benefit plans); and (iii) reimbursement of expenses (as specified in §5(b)) through the Employment Termination Date.
(c)Without Cause. If Employee’s employment is terminated by Employer under §6(c) hereof, Employee shall be paid (i) reimbursement of expenses (as specified in §5(b)) through the Employment Termination Date; (ii) base salary at the rate of salary that was payable to Employee under §5(a) at the time said employment was terminated (prorated through the Employment Termination Date); and (iii) benefits (as specified in §5(b)) through the Employment Termination Date (unless a different date is specified by the terms of the applicable benefit plans). All such payments shall be made in accordance with Employer’s normal payroll practices. In addition to the foregoing, Employee shall receive the Separation Payments, subject to the provisions of §5(h) above.
(d)Resignation. If Employee’s employment is terminated by Employee under §6(c) hereof, Employee shall be paid (i) reimbursement of expenses (as specified in §5(b)) through the Employment Termination Date; (ii) base salary at the rate of salary that was payable to Employee under §5(a) at the time said employment was terminated (prorated through the Employment Termination Date); and (iii) benefits (as specified in §5(b)) through the Employment Termination Date (unless a different date is specified by the terms of the applicable benefit plans). In addition, Employee shall be paid the Separation Payments, subject to the provisions of §5(h). In the event of a Six-Month Notice Resignation under §6(c) hereof, then all carried interest awarded to Employee on or prior to March 31, 2022 that is not fully vested as of the Employment Termination Date shall be deemed 80% vested as of such date.
(e)Miscellaneous. Except as otherwise expressly set forth in this §7, Employee shall not be entitled to any severance or other compensation from Employer after the Employment Termination Date whether in respect of the period before or after such termination or during or after the Post-Employment Period. In addition, in the event that Employee commits a material violation of any of the covenants contained in §8 or §9 of this Agreement after the Employment Termination Date, or fails to timely sign the separation agreement described in §5(h) above, Employer shall have no further obligation to make any payments to Employee under this §7; provided, however, that such nonpayment shall not relieve Employee of Employee’s obligations under §8 or §9 of this Agreement. Payments made pursuant to this §7 shall, to the fullest extent permitted by applicable law, be subject to offset for any debts or money owed to Employer by Employee.
§8.    CONFIDENTIAL INFORMATION.
(a)Confidential Information. “Confidential Information” as used herein shall mean all confidential and proprietary information of Grosvenor Capital Management, L.P., GCM Customized Fund Investment Group, L.P., Grosvenor Holdings, L.L.C., Grosvenor Holdings II, LLC, Grosvenor Capital Management Holdings, LLLP, their respective general partners, managing members, or managers, and/or their respective affiliates (each a “Grosvenor Party” and collectively, the “GCM Group”), including, without limitation, confidential or proprietary information regarding clients, client lists, fee and pricing policies, marketing materials, portfolio selection, trading practices and policies, investment techniques, investment processes, investment advisory, technical, and research data, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, trade secrets, descriptive materials relating to any of the foregoing, and information provided to any Grosvenor Party by others which the Grosvenor Party is obligated to keep confidential, whether such information is in the memory of Employee or is embodied in written, electronic, or other tangible form.

(b)Non-Disclosure. Employee recognizes and acknowledges that the Confidential Information constitutes valuable, special, and unique assets of the GCM Group because, among other reasons, such Confidential Information (i) has been developed at substantial expense and effort over a period of many years, (ii) constitutes a material competitive advantage for the Grosvenor Parties which is not known to the general public or competitors, (iii) could not be duplicated by others without extraordinary expense, effort and time, (iv) constitutes “trade secrets” as such term is used in the Illinois Trade Secrets Act (and counterpart statutes of other states where the Grosvenor Parties conduct business) or (v) is information of a private nature. Employee shall not, either before or at any time after the Employment Termination Date for any reason or under any circumstance, use for Employee’s benefit or disclose to or use for the benefit of any other Person, any Confidential Information for any reason or purpose whatsoever, directly or indirectly, except as may be required or otherwise appropriate pursuant to Employee’s employment by Employer, unless and until such Confidential Information becomes public or generally available to Persons other than the Grosvenor Parties other than as a consequence of the breach by Employee of Employee’s confidentiality obligations hereunder (after which such public or otherwise generally available information shall no longer be deemed to be Confidential Information). Notwithstanding the foregoing, if Employee is, in the opinion of counsel acceptable to Employer, compelled by law to disclose Confidential Information or else stand liable for contempt or suffer other censure or penalty, Employee may disclose such information, provided, however, that Employee shall promptly notify Employer of such requirement so that Employer may seek a protective order. Nothing in this §8 or otherwise in this Agreement prohibits Employee from reporting possible violations of applicable federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable federal law or regulation. Employee does not need Employer’s prior authorization to make any such reports or disclosures, and Employee is not required to notify Employer that Employee has made such reports or disclosures. Employee also expressly acknowledges that Performance Records constitute Confidential Information. For the avoidance of doubt, Employee agrees that “Performance Records” means the financial performance, track record, investment decisions and analysis or any related information (whether alone or in aggregate or composite form) of (i) any current former or future Investment Product or account managed or advised directly or indirectly by a GCM Group entity (a “GCM Grosvenor Fund”), irrespective of inception date, investment date or date on which a GCM Group entity began managing or advising any such GCM Grosvenor Fund, and (ii) any current, former or future investment made by a GCM Group entity, irrespective of the investment date of such investment. The parties expressly acknowledge that Performance Records are the exclusive property of Employer (even if they are otherwise publicly available), and Employee is not authorized to use or disclose them for any reason other than the Employer’s legitimate business purposes.
(c)Return of Information and Property. Upon the Employment Termination Date, Employee shall cause to be delivered to Employer all documents and data pertaining to the Confidential Information (whether maintained in electronic or tangible media) and shall not retain any such documents or data, any reproductions (in whole or in part) thereof, or any extracts of any such documents or data containing Confidential Information. Employer retains the right to examine any home or laptop computers or similar devices used by Employee, and to copy and/or erase all Confidential Information contained on such computers and devices. In addition, Employee shall return, in good working order, all Employer property to which Employee has possession of or access to on or prior to the Employment Termination Date.
(d)Affiliate. As used in this Agreement, “Affiliate” means with respect to a specified Person (i) any Person that directly or indirectly through one or more intermediaries controls, alone or through an affiliated group, is controlled by, or is under common control with such Person; (ii) any Person that is an officer, director, partner, or trustee of, or serves in a similar capacity with respect to, such Person or of which such Person is an officer, director, partner, or trustee, or with respect to which such Person serves in a similar capacity; (iii) any Person that, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities or in which the specified Person has a substantial beneficial interest; (iv) any spouse, descendant, parent, grandparent, or descendant of a parent or grandparent of the specified Person or of any Person identified in clauses (i) through (iii); and (v) any partnership, trust, or other entity or arrangement for the principal benefit of the specified Person and/or of any one or more Persons identified in clauses (i) through (iv).

§9.    NON-COMPETITION AND OTHER PROTECTIVE COVENANTS. Employee acknowledges that (i) Employer, by and through its subsidiaries and affiliated companies, conducts business throughout the world, (ii) Employer and the GCM Group have a vital and continuing interest in protecting that business, including without limitation, their existing and prospective relationships with clients and with investment funds in which any Grosvenor Party or investment funds managed by any of them invest, its marketing agents, and its officers, employees, and consultants (“Employer’s Interests”), (iii) the covenants contained in this §9 are reasonably necessary to protect Employer’s Interests, including, but not limited to, those identified above, and (iv) the restrictions and other provisions hereafter set forth in this §9 are reasonable and necessary in all respects including, without limitation, duration, geographic reach, and scope of activities covered, to provide such protection of Employer’s Interests. Employee further acknowledges and represents that the Base Salary, Annual Cash Bonus, carried interest, RSUs, and Separation Payments provided by Employer under §5 adequately compensate Employee for any potential employment opportunities Employee may forego as a result of Employee’s compliance with the protective covenants contained in this §9, that such compensation will enable Employee to provide for the needs and wants of Employee’s family without violating such restrictions, and that the truth of the foregoing representations is a material condition to Employee’s employment by Employer. Accordingly, in special consideration of the promises and covenants given to Employee under this Agreement, including, without limitation, Employee’s entitlement to participate in any carried interest, deferred compensation, or long-term incentive programs established at any time by Employer or its Affiliates, pursuant to §5, and Employee’s entitlement to the Separation Payments and expense reimbursements, Employee agrees to be bound by and to faithfully observe the restrictions and covenants set forth hereafter in this §9 and further agrees that Employee will not do or attempt to do indirectly, through any other Person, or by any other manner, means, or artifice, anything which this §9 prohibits Employee from doing directly.
(a)Investment Management or Advisory Services. Employee shall not, directly or indirectly (except in a Permitted Capacity), until the expiration of the Restricted Period, either (x) provide or offer (or attempt to provide or offer), whether as an officer, director, employee, partner, consultant, shareholder, independent contractor or otherwise, investment advisory or investment management services to any Person anywhere in the world (including but not limited to providing any services to any investment entity or vehicle of a type commonly known as a “hedge fund,” a private equity fund, a fund of hedge funds, a fund of private equity funds, or an infrastructure fund), or (y) become an officer, director, partner, owner, or employee of, or contractor with or consultant to, or invest in, any Person which provides services described in clause (x) or which acts as distribution agent for (or otherwise sells or markets the services of) any Person that provides the services described in clause (x), to the extent that an act described in this clause (y) relates to the business or activity of providing any of the services described in clause (x).
(b)Multi-Manager Alternative Strategies. Employee shall not, directly or indirectly (except in a Permitted Capacity), until the expiration of the Restricted Period, either:
(x)    provide or offer (or attempt to provide or offer), whether as an officer, director, employee, partner, consultant, shareholder, independent contractor or otherwise, investment advisory or investment management services which are directly competitive with the types of services that are or were, within the preceding two (2) years, offered by any Grosvenor Party (or by any investment fund directly or indirectly managed by a Grosvenor Party); or
(y)    become an officer, director, partner, owner, or employee of, or contractor with or consultant to, or invest in, any Person which provides services described in subparagraph (x), or which acts as distribution agent for (or otherwise sells or markets the services of) any Person that provides the services described in subparagraph (x), or which acts as a distribution agent for (or otherwise sells or markets the services of) any Person which provides services described in subparagraph (x), to the extent that an act described in this subparagraph (y) relates to the business or activity of providing any of the services described in subparagraph (x).
(c)Investment of Employee’s Own Funds. Without the consent of Employer, Employee shall not, directly or indirectly, until after the Employment Termination Date, invest (or assist in the investment of) Employee’s own funds or any other funds controlled, advised or administered in any way by Employee in (i) any investment entity or vehicle of a type commonly known as a “hedge fund,” a private equity fund, a fund of hedge funds, or a fund of private equity funds, or (ii) any other type of investment product which is, at the time of such investment, similar to an investment product managed or sponsored directly or indirectly by a Grosvenor Party (each such fund or product, a “Investment Product”), other than one managed directly or indirectly by a Grosvenor Party.
(d)Interference. Employee shall not, directly or indirectly (except in a Permitted Capacity), until two (2) years after the Employment Termination Date, interfere with the relations of any Grosvenor Party, or of any investment fund directly or indirectly managed by a Grosvenor Party, with any Person who, at any time during the period from the date Employee’s employment by Employer commenced until the Employment Termination Date, was or had been (u) a Past Client, Present Client or Potential Client, (v) a fund or other Investment Product in which were invested any funds managed directly or indirectly by any Grosvenor Party, (w) a manager included in the GCM Group’s database of investment managers, (x) the manager, advisor, general partner or similar entity or Person of any Person described in clause (w) (an “Investment Product Manager”), (y) an officer, partner, director, manager or other Affiliate of any such Investment Product Manager (a “Manager of an Investment Product Manager”), or (z) any distribution agent or other Person who acts on behalf of a Grosvenor Party in selling or marketing the services of such Grosvenor Party (“Marketing Agent”).
(e)No Solicitation of Clients or Marketing Agents. Employee shall not, directly or indirectly (except in a Permitted Capacity), until two (2) years after the Employment Termination Date, solicit, enter into, or propose to enter into any employment, consulting, investment management, investment advisory, or any other business relationship or agreement with any Past Client, Present Client, Potential Client, or Marketing Agent.
(f)No Employee Solicitation. Employee shall not, directly or indirectly (except in a Permitted Capacity), until two (2) years after the Employment Termination Date, induce or attempt to induce any officer or employee of or consultant to any Grosvenor Party (other than Employee’s personal secretary) or of any investment fund managed directly or indirectly by it, to terminate Employee’s employment or consultancy with such entity.
(g)Hiring by Employee. Employee shall not, directly or indirectly (except in a Permitted Capacity), until two (2) years after the Employment Termination Date, directly or indirectly hire or retain, or attempt to hire or retain, any Person described in §9(f).
(h)Time Limitation. During the period after the Employment Termination Date, subsections 9(d) and 9(e) shall apply only to (i) Past Clients, Present Clients and Potential Clients who were such as of the Employment Termination Date, (ii) Investment Products in which funds were invested directly or indirectly by any Grosvenor Party or a manager of which was contained in the GCM Group’s database of investment managers at any time within two (2) years prior to the Employment Termination Date, and to Investment Product Managers and Managers of Investment Product Managers of such Investment Products, and (iii) Marketing Agents who acted in such capacity at any time within two (2) years prior to the Employment Termination Date.
(i)Invest In. For purposes of subsections 9(a) and (b), the term “invest in” shall be deemed to exclude any investment or related series of investments constituting less than five per cent (5%) of the outstanding capital stock of a company whose stock is publicly traded.
(j)Clients. For purposes of subsections (d) and (e) of this §9, “Past Client” shall mean at any particular time, any Person who at any time within two (2) years prior to such time has been but at such time is not, directly or indirectly, an advisee, investment advisory customer or client of (or a partner of or investor in any investment vehicle (other than a registered investment company) managed directly or indirectly by) a Grosvenor Party, or any consultant to such Person; “Present Client” shall mean at any particular time, any Person who is at such time, directly or indirectly, an advisee, investment advisory customer or client of (or a partner of or investor in any investment vehicle (other than a registered investment company) managed directly or indirectly by) a Grosvenor Party, or any consultant to such Person; and “Potential Client” shall mean at any particular time, (x) any Person to whom a Grosvenor Party, any investment fund directly or indirectly managed by it, or any distribution agent or other Person acting on behalf of either, has within two (2) years prior to such time, offered or solicited (by means of personal meeting, telephone call, or a letter or written proposal specifically directed to the particular Person) to serve as investment adviser or manager, or who has been offered or solicited to invest in any investment fund or other Investment Product directly or indirectly managed by a Grosvenor Party (other than a registered investment company), but who is not at such time, directly or indirectly, an advisee, investment advisory customer or client of (or a partner of or investor in any investment vehicle (other than a registered investment company) managed directly or indirectly by) a Grosvenor Party, or (y) any consultant to such Person.
(k)Permitted Capacity. As used in this Agreement, “Permitted Capacity” means Employee acting in Employee’s capacity as an employee of or consultant to Employer or any Grosvenor Party.
(l)Restricted Period. As used in this Agreement, “Restricted Period” means the period beginning on the Effective Date and ending on the second anniversary of the Employment Termination Date (i.e., the second anniversary of the date on which the Notice Period, if applicable, has expired).
(m)No Disparagement. Employee shall not at any time disparage any Grosvenor Party, any Affiliate thereof, or any officer or employee of any of the foregoing. Employee shall not, without the prior written consent of Employer, make any written or oral statement concerning the termination of Employee’s employment or any circumstances, terms or conditions relating thereto, which statement is reasonably likely to become generally known to the public. Nothing in this §9(m) shall prevent Employee from testifying truthfully in any judicial proceeding, law enforcement matter, or government investigation or lawfully filing or prosecuting any claim against any of the foregoing Persons in accordance with §10 below.
(n)Cooperation. Both during and after Employee’s employment, Employee shall cooperate with Employer and the GCM Group, as reasonably requested by Employer in connection with Employer’s or the GCM Group’s business, including but not limited to, any litigation, arbitration, or other dispute in which Employer or the GCM Group has or may have an interest. Employee shall also cooperate with Employer or the GCM Group in connection with any investigation, review or hearing of any federal, state or local governmental authority that relates to events or occurrences that happened while Employee was employed by Employer. Employee’s reasonable cooperation shall include, but not be limited to, being available to meet with Employer’s counsel, acting as a witness on behalf of Employer, and treating all communications with Employer’s counsel as confidential. Employee acknowledges that in any legal action, investigation, hearing or review covered by this §9(n), Employer expects Employee to provide only accurate and truthful information or testimony. Employer will reimburse Employee for all reasonable, necessary, and pre-approved out-of-pocket expenses incurred in fulfilling Employee’s obligations under this §9(n).
(o)Future Business Activities. If, at any time or times in the future, any Grosvenor Party engages in business or activities in addition to or in lieu of its present activity, the provisions of this §9 shall apply to all such business and activities.
(p)Restrictions Reasonable. Employee acknowledges and agrees that the restrictions and other provisions set forth above in this §9 are reasonable, in all respects, including without limitation duration, geographic reach, and scope of activities covered, and will not prevent Employee from earning a living in Employee’s profession. Further, Employee acknowledges that in agreeing to said restrictions, Employee has received and has relied upon the independent advice and counsel of attorneys selected by Employee. Accordingly, Employee agrees to be bound by and to faithfully observe the restrictions and covenants set forth above in this §9, and further agrees that Employee will not do or attempt to do indirectly, through any other Person, or by any other manner, means, or artifice, anything which this §9 prohibits Employee from doing directly.
(q)Revision. The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this §9 are held to be in any respect an unreasonable restriction upon Employee or are otherwise invalid, for whatsoever cause, then the court so holding is hereby authorized to (i) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (ii) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.

§10.    ARBITRATION OF DISPUTES.
(a)Arbitration. Notwithstanding anything to the contrary contained in this Agreement, but subject to the last sentence of this §10(a), all claims, disputes and controversies between the parties hereto arising out of or in connection with this Agreement, relating to the validity, construction, performance, breach, enforcement or termination thereof, or otherwise, shall be resolved by binding arbitration at Chicago, Illinois, in accordance with this §10 and, to the extent not inconsistent herewith, the commercial arbitration rules of the American Arbitration Association. Employer may elect, on a claim-by-claim basis, that this §10 not apply to a claim which would otherwise be governed by this §10 and to require instead that such claim be adjudicated in a court of law.
(b)Procedures. Any arbitration called for by this §10 shall be conducted in accordance with the following procedures:
(i)Employee or Employer (the “Requesting Party”) may demand arbitration pursuant to §10(a) hereof at any time by giving written notice of such demand (the “Demand Notice”) to the other (the “Responding Party”), which Demand Notice shall describe in reasonable detail the nature of the claim, dispute or controversy.
(ii)Within thirty (30) days after the giving of a Demand Notice, each of the Requesting Party and the Responding Party shall select and designate in writing to the other party one reputable, disinterested individual (a “Qualified Individual”) willing to act as an arbitrator of the claim, dispute or controversy in question. Each of the Requesting Party and the Responding Party shall use their best efforts to select an exjudge having no affiliation with any of the parties as their respective Qualified Individual. If either party fails to make such a designation, then, on the application of the other party, the American Arbitration Association shall promptly select and appoint a Qualified Individual to act as the second arbitrator. Within forty-five (45) days after the foregoing selections have been made, the arbitrators so selected shall jointly select an ex-judge having no affiliation with any of the parties as the third Qualified Individual willing to act as an arbitrator of the claim, dispute or controversy in question. In the event that the two arbitrators initially selected are unable to agree on a third arbitrator within the forty-five (45) day period referred to above, then, on the application of either party, the American Arbitration Association shall promptly select and appoint an ex-judge having no affiliation with any of the parties, as the Qualified Individual to act as the third arbitrator. The three arbitrators selected pursuant to this §10(b)(ii) shall constitute the arbitration panel for the arbitration in question.
(iii)All filings, submissions and presentations in the arbitration proceeding shall be confidential. Any decision concurred in by any two (2) of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required. Any decision by the arbitrators shall be confidential and shall be shielded from public access.
(iv)The arbitration panel may award the same remedies (which may include attorney’s fees) to the prevailing party that would have been available in court for the type of claim that was brought; provided, however, that the arbitration panel shall not award a prevailing party its attorney’s fees, costs, and expenses in excess of the amount awarded to such party (excluding attorney’s fee, costs, and expenses).
(c)Binding Character & Jurisdiction. Any decision rendered by the arbitration panel pursuant to this §10 shall be final and binding on, and nonappealable by, the parties hereto, and judgment thereon may be entered by any state or federal court of competent jurisdiction. Any action to enforce an award shall be filed under seal. The parties agree to submit to the jurisdiction of the federal and state courts in Cook County, Illinois in any action seeking a provisional remedy, or any action for judgment on the award entered by the arbitration panel.
(d)Exclusivity. Except for actions seeking a provisional remedy which a party elects to adjudicate in a court of law pursuant to §10(a), and except as set forth in §10(e) below, arbitration shall be the exclusive method available for resolution of claims, disputes and controversies described in §10(a) hereof, and Employer and Employee stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute. The arbitration panel shall have the exclusive authority to resolve any dispute relating to the interpretation, scope, applicability, enforceability or formation of the agreement to arbitrate set forth in this §10. The provisions of this §10 shall survive the dissolution of Employer.
(e)Governmental Agencies. Nothing in this §10 or otherwise in this Agreement shall be deemed to prohibit Employee from contacting, speaking, participating or cooperating with any governmental agency or self-regulatory organization in any investigation, administrative proceeding or action.
(f)Severability. If the arbitration panel finds any part of this §10 illegal, invalid or unenforceable, such a finding shall not affect the legality, validity, or enforceability of the remaining parts of §10, and the illegal, invalid or unenforceable part will be stricken from this Agreement. Except as set forth in the preceding sentence, nothing contained herein shall be deemed to give the arbitration panel any authority, power or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.
§11.    PROPERTY ASSIGNMENT.
(a)Assignment. To the fullest extent permitted by law, Employee shall assign, and does hereby assign, to Employer all of Employee’s right, title and interest in and to all “Intellectual Property” (which, as used herein, shall include all original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws) improved, developed, discovered or written by Employee, alone or in collaboration with others, while Employee is employed by Employer.
(b)Further Cooperation. Employee shall, upon request of Employer, execute, acknowledge, deliver and file any and all documents necessary or useful to vest in Employer all of Employee’s right, title and interest in and to all such matters.
§12.    GENERAL.
(a)Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by overnight courier, or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this §12(a):
If to Employer, to:
Grosvenor Capital Management, L.P.
    900 North Michigan Avenue
    Suite 1100
    Chicago, Illinois 60611
    Attention: Michael J. Sacks
If to Employee, to the attention of Employee at the address set forth in Employer’s records (or at such other address as may be provided in writing by Employee to Employer).
Any such notice shall be effective only when received at such address.
(b)Equitable and Other Remedies. Employee acknowledges that violation of any of the provisions of §§8 and/or 9 of this Agreement would result in irreparable injury to Employer, for which Employer would have no adequate remedy at law. Accordingly, it is agreed that Employer shall be entitled, in addition to any and all other remedies provided by law and this Agreement (including, without limitation, termination of the Separation Payments under §5(b), to equitable relief with respect to any such violation, including without limitation specific performance and preliminary and permanent injunctive relief, with respect to any such violation, without the need to post any bond or other security, and Employee shall not assert that Employer will not suffer irreparable injury or that it has an adequate remedy at law or is otherwise not entitled to equitable relief in such circumstances. In addition to any other equitable or legal remedies to which Employer shall be entitled, Employee shall reimburse Employer for all reasonable costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) incurred by Employer in connection with the enforcement of §§8 or 9 of this Agreement.
(c)Severability and Modification. Each restriction which is separately stated in any section, subsection, paragraph, or clause of §§8 or 9 of this Agreement is independent of each other such restriction, and if any such restriction is held for any reason not to be capable of modification so as to cause it to be valid and enforceable, then the invalidity or unenforceability of such restriction shall not invalidate, affect, or impair in any way the validity and enforceability of any other such restriction.
(d)Person. For purposes of this Agreement, “Person” means and includes a natural person and any other person, entity, trust or fiduciary arrangement, partnership, corporation, limited liability company, group, or association, whether or not recognized by law as having a separate legal personality.
(e)Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.
(f)Counterparts. This Agreement may be executed in multiple counterparts, any of which may bear the signature of only one of the two parties, and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(g)Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto, except that the employment obligations of and restrictions upon Employee shall not bind Employee’s heirs or successors. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto, except Employer may assign its rights and obligations hereunder in connection with the sale of its entire business.
(h)Entire Agreement; Supercession. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and, by amending and restating the Existing Employment Agreement, it supercedes, from and after the Effective Date, all other prior agreements and understandings relating to the subject matter hereof. This Agreement shall not be amended except by a written instrument hereafter signed by each of the parties hereto, and no waiver or release of a party’s rights hereunder shall be effective unless made in writing by the party whose rights are thereby waived or released. This Agreement may not be amended by e-mail.
(i)Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Illinois.
(j)IRC Section 409A.
(i)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if Employer determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, Employer shall work in good faith with Employee to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that Employer determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, that this subsection 12(j)(i) shall not create an obligation on the part of Employer to adopt any such amendment, policy or procedure or take any such other action, nor shall Employer have any liability for failing to do so.

(ii)Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon Employee’s “separation from service” from Employer (within the meaning of Section 409A, a “Separation from Service”).
(iii)If, at the time of a Separation from Service of Employee, Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) (a “Specified Employee”), then any payments and benefits constituting Section 409A deferred compensation to be paid or provided upon the Separation from Service of Employee shall be paid or provided commencing on the later of (i) the date that is six months after the date of such Separation from Service or, if earlier, the date of death of Employee (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such Section 409A deferred compensation would otherwise be paid or provided. All such amounts that would, but for this subsection 12(j), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
(iv)To the extent that any payments or reimbursements provided to Employee under this Agreement are deemed to constitute compensation to Employee to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Employee’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
(v)To the extent that any payment or benefit to be received by Employee hereunder is to be offset hereunder, such offset may occur only if it would not result in an impermissible acceleration or deferral under Section 409A.

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[Signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.
EMPLOYER

GROSVENOR CAPITAL MANAGEMENT, L.P.

Date:        5/9/2023                By: /s/ Michael J. Sacks
Name: Michael J. Sacks
Title: Chief Executive Officer

EMPLOYEE

Date:        5/9/2023                /s/ Frederick E. Pollock
Frederick E. Pollock